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                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


       Date of Report (date of earliest event reported): December 3, 1998



                         TravelCenters of America, Inc.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)



Delaware                                  333-26497                   36-3856519
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(State or other jurisdiction of          (Commission               (IRS Employer
incorporation or organization)          File Number)         Identification No.)


           24601 Center Ridge Road, Suite 200, Westlake, OH 44145-5634
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                    (Address of principal executive offices)



Registrant's telephone number, including area code: (440) 808-9100

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Item 2.       Acquisition or Disposition of Assets.
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              On December 3, 1998, the Company acquired (the "Burns
Acquisition") substantially all of the truckstop assets owned by Burns Bros., Inc. and its affiliates (collectively "Burns") for cash consideration of $46.5 million and the assumption of certain liabilities. Specifically, the Company acquired from Burns the land, buildings, equipment and inventories at 17 of the 19 sites comprising the Travel Stops division of Burns, the equipment and inventories used in Burns' fuel wholesaling and transportation businesses and certain accounts receivable related to the acquired assets. The net amount to be paid by the Company to Burns in respect of the accounts receivable and inventories acquired and the liabilities assumed will be paid after such amount has been determined and accepted by both parties in accordance with the provisions of the asset purchase agreement. This net amount is expected to be in the range of approximately $8.0 million to $9.5 million.

              The 17 acquired sites are located in nine western and northwestern states and will continue to be used by the Company in the same manner as they had been by Burns. For the fiscal year ended June 30, 1998, these sites sold
162.2 million gallons of diesel fuel and had non-fuel sales and operating expenses of $44.7 million and $28.1 million, respectively.

              In 1995, the Company entered into TABB, LLC, a joint venture with Burns to market jointly and bill fleets for products and services under the TABB(TM) name ("TABB"). The Company and Burns each owned a 50% interest in TABB. The Company began this strategic alliance in 1996 to improve TA's geographic coverage so that TA could better meet trucking fleet customers' needs in the western and northwestern United States. The Company believes that the TABB alliance provided the Company with additional valuable marketing exposure and the success of TABB with fleet customers is one reason the Company pursued the Burns Acquisition. TABB will be dissolved as soon as practical.

              The Company utilized funds borrowed under the term loan facilities of its Credit Agreement dated March 21, 1997 to complete the Burns Acquisition. The Credit Agreement was amended and restated effective November 24, 1998 to, among other things, increase the term loan facilities from $80 million to $230 million, increase the interest rates for the term loan borrowings and increase the annual scheduled debt payment amounts. The additional amount of the term loan was funded concurrent with the Burns Acquisition. As a result of this increase in the term loan, the Company's scheduled debt payments related to the term loan have increased to $1.4 million in each of 1999, 2000, 2001 and 2002, $65.4 million in 2003 and $157.7 million thereafter. The final maturity of the term loan continues to be March 31, 2005. The interest rate on the term loan was increased to an alternate base rate plus 2.75% or an adjusted LIBOR plus 3.75%.


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Item 7.       Financial Statements and Pro Forma Financial Information.
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              (a)      None required.
              (b)      None required.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             TravelCenters of America, Inc.


                                             By        /s/James W. George
                                             ----------------------------------
                                                       James W. George
                                                       Sr. Vice President and
                                                       Chief Financial Officer

Date: December 18, 1998